David L. Sokol, President and Chief Executive Officer     (402) 330-8900
David W. Cox, Vice President                              (402) 330-8900


                      CALIFORNIA ENERGY CLOSES FINANCING OF THE
                        120 MW UPPER MAHIAO PHILIPPINE PROJECT

        OMAHA, NEBRASKA, April 11, 1994 -- California Energy Company, Inc. (NYSE, PSE and LSE symbol: CE) announced today the close of financing for the 120 MW Upper Mahiao geothermal power project located in the Philippines. The Export-Import Bank of the U.S. (Ex-Im Bank) is the project term lender, with the Overseas Private Investment Corporation (OPIC), providing political risk insurance on the equity investment by CE. The Upper Mahiao project is scheduled to begin construction shortly, and is expected to be in service by July of 1996.

The project is structured as a ten-year Build-Own-Operate-Transfer
(BOT), in which CE Cebu, the project company, will be responsible for building the power plant and providing the operations and maintenance during the ten-year BOT period. The electricity generated by the Upper Mahiao geothermal power plant will be provided to the Philippine National Oil Company (PNOC), which is also responsible for supplying the facility with the geothermal steam. After a ten-year cooperation period, the plant is transferred to PNOC. Ormat Inc. of Sparks, Nevada, is the turnkey contractor for the project, which will be the third geothermal project Ormat has constructed in the Philippines.

The total project cost for the facility is approximately
$218,000,000. CE will supply $56,000,000 of equity which will be insured by OPIC, with the Ex-Im Bank providing approximately
$162,000,000 of the permanent financing, and political risk insurance during the construction phase. The Ex-Im Bank funding is a ten year project finance loan which will be repaid from the cash flows of the project.

David Sokol, Chief Executive Officer of CE stated, "This is clearly a win-win project for everyone involved. The Philippines receives an environmentally clean, renewable and indigenous electricity supply with which to sustain their economic growth; a large portion of the equipment will be produced in the United States, creating jobs; and for CE, it sets the groundwork and foundation for our other international projects." Sokol added, " We are pleased with this financing and the support we have received from Ex-Im Bank in the implementation of the Upper Mahiao project. We believe this is a good example of how the public and private sector can work together to support American exports."

California Energy Company is an international developer, owner and operator of geothermal and other environmentally responsible power generation facilities.